Exhibit 99.1

NEWS
2401 21st Avenue South, Suite 200, Nashville, TN 37212 (615) 297-4255 Fax: (615) 297-6240
FOR IMMEDIATE RELEASE

Investor Contact:	Jeff Heavrin
Senior Vice President and Chief Financial Officer
(615) 297-4255
jheavrin@parking.com
CENTRAL PARKING CORPORATION COMPLETES SALE OF
BALTIMORE PARKING LOT FOR $25 MILLION
NASHVILLE, Tenn. - (Sept. 21, 2006) — Central Parking Corporation (NYSE: CPC) today announced that it has completed the sale of a parcel of real estate located at 414 Light Street in downtown Baltimore, Maryland for $25 million. The sale will result in a property-related gain included in continuing operations in the Company’s fourth quarter of fiscal 2006 of approximately $8.2 million on a pre-tax basis.
     The property, which is currently operated as a surface parking lot, was sold to a developer who plans to build a mixed use development on the site. Central Parking entered into a lease with the developer under which the Company will continue to operate the parking on the site until construction begins. In addition, Central Parking retained a twenty-year right of first refusal to operate any parking developed on the project site.
     “We believe this transaction demonstrates the significant appreciation in value that has occurred with many of our owned locations,” said Emanuel J. Eads, President and Chief Executive Officer. “This parcel, which is currently operated as a surface parking lot, was purchased by Central Parking just four years ago for approximately $16.5 million. The $25 million sale price represents a multiple of more than twenty times operating earnings and is entirely consistent with our strategy of pursuing opportunistic property sales where the purchase price represents a substantial multiple to earnings and where we retain a right of first refusal to operate any on-site parking.”
     Central Parking Corporation, headquartered in Nashville, Tennessee, is a leading provider of parking and transportation-related services. As of June 30, 2006, the Company operated more than 3,100 parking facilities containing approximately 1.5 million spaces at locations in 37 states, the District of Columbia, Canada, Puerto Rico, the United Kingdom, the Republic of Ireland, Chile, Colombia, Peru, Poland, Spain, Switzerland, and Greece.

     This press release contains historical and forward-looking information. The words “believe,” “strategy,” “guidance,” “looking ahead,” “expectations,” “plan,” “assumptions,” “estimates,” “anticipates,” “goal,” “outlook,” “intend,” “plan,” “continue to expect,” “should,” “project,” “objective,” “outlook,” “forecast,” “will likely result,” or “will continue” and similar expressions identify forward-looking statements. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements. The factors that may result in actual results differing from such forward-looking information include, but are not limited to: the Company’s ability to achieve the goals described in this release and other communications, including but not limited to, the Company’s ability to implement its strategic plan, maintain reduced operating costs, reduce indebtedness and sell real estate at projected values as well as continued improvement in same store sales, which is dependent on improvements in general economic conditions and office occupancy rates; the loss or renewal on less favorable terms, of management contracts and leases; the timing of pre-opening, start-up and break-in costs of parking facilities; the Company’s ability to cover the fixed costs of its leased and owned facilities and its overall ability to maintain adequate liquidity through its cash resources and credit facilities; the Company’s ability to comply with the terms of the Company’s credit facilities (or obtain waivers for non-compliance); interest rate fluctuations; acts of war or terrorism; changes in demand due to weather patterns and special events including sports events and strikes; higher premium and claims costs relating to the Company’s insurance programs, including medical, liability and workers’ compensation; the Company’s ability to renew and obtain performance and surety bonds on favorable terms; the impact of claims and litigation; and increased regulation or taxation of parking operations and real estate.
     Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events. We have provided additional information in our Annual Report on Form 10-K for our fiscal year ended September 30, 2005, on Form 10-Q for the quarter ended June 30, 2006, filed with the Securities and Exchange Commission and in other filings with the Securities and Exchange Commission, which readers are encouraged to review, concerning other factors that could cause actual results to differ materially from those indicated in the forward-looking statements.
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